EXHIBIT 3.5

                              Articles of Amendment
              to the Amended and Restated Articles of Incorporation
                       of CNL Health Care Properties, Inc.

                              ARTICLES OF AMENDMENT


                                       TO


               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION


                                       OF


                        CNL HEALTH CARE PROPERTIES, INC.



                  CNL Health Care Properties, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:


                  FIRST: The Amended and Restated Articles of Incorporation (the "Articles of Incorporation") are hereby amended by striking out ARTICLE 1,
SECTION 1.1


             SECTION 1.1 Name. The name of the corporation (the "Company") is:

                           CNL Health Care Properties, Inc.

             So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word "Company" wherever used in these Articles of Amendment and Restatement of CNL Health Care Properties, Inc. (these "Articles of Incorporation"), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.

             Under circumstances in which the Directors determine that the use of the name "CNL Health Care Properties, Inc." is not practicable, they may use any other designation or name for the Company.


                      and inserting in lieu thereof the following:




             SECTION 1.1 Name. The name of the corporation (the "Company") is:

                         CNL Retirement Properties, Inc.

             So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word "Company" wherever used in these Articles of Amendment and Restatement of CNL
    Retirement Properties, Inc. (these "Articles of Incorporation"), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.

             Under circumstances in which the Directors determine that the use of the name "CNL Retirement Properties, Inc." is not practicable, they may use any other designation or name for the Company.


                  SECOND: The amendment of the Articles of Incorporation of the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.


                  IN WITNESS WHEREOF: CNL Health Care Properties, Inc., has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on August 22, 2000.


                  THE UNDERSIGNED, President of CNL Health Care Properties, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his of her knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.





ATTEST:  CNL Health Care Properties, Inc.


/s/ Lynn E. Rose                          /s/ Robert A. Bourne
---------------------------------         --------------------------------------
Lynn E. Rose, Secretary                   Robert A. Bourne, President